Exhibit 5.1

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, NW
Washington, D.C. 20004
(202) 637-5600 Tel
(202) 637-5910 Fax

August 7, 2007

Board of Trustees of
Archstone-Smith Trust, as the sole trustee
    of Archstone-Smith Operating Trust
9200 East Panorama Circle, Suite 400
Englewood, Colorado 80112

Ladies and Gentlemen:

        We are acting as counsel to Archstone-Smith Operating Trust, a Maryland real estate investment trust (the "Operating Trust"), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the registration of up to 27,219,023 units of the Operating Trust's Series O preferred shares of beneficial interest, par value $0.01 per share (the "Series O Preferred Units"), pursuant to the terms of the Agreement and Plan of Merger dated as of May 28, 2007, among Archstone-Smith Trust ("Archstone"), the Operating Trust, River Holding, LP, River Acquisition (MD), LP and River Trust Acquisition (MD), LLC, as amended by Amendment No. 1 thereto, dated as of August 5, 2007 (as so amended, the "Merger Agreement"), which provides for, among other things, the merger of River Trust Acquisition (MD), LLC with and into the Operating Trust, with the Operating Trust surviving such merger (the "OT Merger"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of the following documents:

  1.
  An executed copy of the Registration Statement.

  2.
  An executed copy of the Merger Agreement, including Amendment No. 1 thereto.

  3.
  The Articles of Restatement of the Operating Trust, as certified by the State of Maryland Department of Assessments and Taxation on July 26, 2007 and by the Secretary of the Operating Trust on the date hereof as being complete, accurate, and in effect.

  4.
  Form of the Declaration of Trust of the Operating Trust (the "New Articles of Restatement") to become effective at the effective time of the OT Merger.

  5.
  Form of the Designation of the Preferences, Redemption and Other Rights, Voting Powers, Restrictions, and Limitations as to Series O Preferred Units (the "Series O Preferred Unit Designation"), to be included as Exhibit F to the New Articles of Restatement and which will become effective at the effective time of the OT Merger.

  6.
  The Amended and Restated Bylaws of the Operating Trust, as certified by the Secretary of the Operating Trust on the date hereof as being complete, accurate, and in effect.

  7.
  Resolutions of the Board of Trustees of Archstone, on its own behalf and in its capacity as the sole trustee of the Operating Trust, adopted at meetings held on May 28, 2007 and August 2, 2007, as certified by the Secretary of Archstone on the date hereof as being complete, accurate, and in effect, relating to the approval of the OT Merger, the Merger Agreement (including Amendment No. 1 thereto), and the other transactions contemplated thereby, including the issuance and sale of the Series O Preferred Units and arrangements in connection therewith.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Maryland REIT Law and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms "Maryland REIT Law" and "Maryland General Corporation Law, as amended" include the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the OT Merger pursuant to the Maryland REIT Law, (iii) filing, acceptance, and effectiveness of articles of merger relating to OT Merger pursuant to the Maryland REIT Law, which articles of merger will include the New Articles of Restatement and the Series O Preferred Unit Designation, and (iv) issuance of the Series O Preferred Units pursuant to the terms of the Merger Agreement, the Series O Preferred Units will be validly issued, fully paid, and nonassessable.

        This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.